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                              [LITTON LETTERHEAD]


FOR IMMEDIATE RELEASE                                  CONTACTS:
                                                       For media:
                                                       Randy Belote
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                                                       For investors:
                                                       Spencer Davis
                                                       (818)598-5495

LITTON ANNOUNCES COMPLETION OF AVONDALE ACQUISITION

     WOODLAND HILLS, CA, August 02, 1999...Litton Industries, Inc. [LIT:NYSE] today announced the completion of its acquisition of Avondale Industries, Inc. [NASDAQ/NMS:AVDL] for $39.50 per share in an all cash transaction valued at approximately $529 million in the aggregate. Shareholders of Avondale approved the merger at a special meeting held on Tuesday July 27, 1999.

Avondale, based in New Orleans, Louisiana, designs, builds and overhaul ships for the U.S. Navy, the U.S. Coast Guard and commercial customers. Avondale had revenues of approximately $750 million for the year ended December 31, 1998 and employs almost 6,000 people.

     "We are delighted to welcome Avondale and its employees to Litton," said Michael R. Brown, Litton chairman, president and chief executive officer. "The merger with Avondale significantly broadens Litton's market coverage in both military surface combatants and commercial ships. We are committed to positioning Litton for growth in the shipbuilding market and the addition of Avondale enhances our reputation as a world-class shipbuilder," Mr. Brown said.

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     The newly created Litton Ship Systems organization, which will include
Avondale and Ingalls Shipbuilding, will have combined revenues of approximately $1.8 billion in the shipbuilding and ship modernization market and, with its 17,000 employees, it will be capable of producing any class of non-nuclear ship for military or commercial customers.

     Litton is a leader in worldwide technology markets for advanced electronic, defense and information systems, and designs, builds and overhauls ships for military and commercial customers.